Exhibit 99.1

LBI Media Reports Second Quarter 2006 Results

Second Quarter Net Revenues Increase 10.9%

Burbank, CA – August 14, 2006 – LBI Media, Inc. (the “Company”) announced its financial results today for the second quarter ended June 30, 2006.

Contact: Lenard Liberman

(818) 729 5300

Results for the Quarter Ended June 30, 2006

For the quarter ended June 30, 2006, net revenues increased 10.9% to $29.3 million from $26.4 million for the same quarter last year. This increase is attributable to revenue growth from our television stations in California and Texas and our Houston radio stations offset slightly by the performance of our Los Angeles radio stations. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of a broadcast license) increased 8.8% to $14.0 million in the second quarter of 2006 versus $12.8 million in the second quarter of 2005. This growth in operating expenses is primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales expenses and commissions associated with the growth in our revenue base. As a result, second quarter 2006 Adjusted EBITDA1 increased by $1.8 million or 13.0% to $15.3 million for the quarter ended June 30, 2006, from $13.6 million for the same period in 2005. Our adjusted EBITDA margin increased from 51.4% to 52.3%.

The Company recognized net income of $5.9 million for the quarter, compared to $6.4 million for the same period of 2005, a decrease of 7.8% or $0.5 million primarily due to an impairment charge to a broadcast license and higher programming, selling and general and administrative expenses.

Television division net revenues increased by $3.1 million or 25.1% to $15.3 million for the quarter ended June 30, 2006 from $12.2 million for the same quarter last year. This increase is primarily attributable to revenue growth across all stations reflecting the improved performance and acceptance of our original television programming and the early stages of our product integration strategy. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of a broadcast license) increased 12.2% to $8.3 million from $7.4 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced programming and an increase in sales expenses and commissions associated with our revenue growth. Operating income was $4.4 million, up 11.0% from last year’s $3.9 million. Adjusted

1)	We define Adjusted EBITDA as net income (loss) plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and amortization, impairment of broadcast licenses and noncash employee compensation. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain noncash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

EBITDA increased by $2.2 million or 44.7% to $7.0 million from $4.8 million for the same quarter last year.

Radio division net revenues decreased slightly by 1.3% to $14.0 million from $14.2 million for the same quarter last year. Our radio revenue growth for the first quarter of 2005 was 20.5%. Although revenue increased at our Houston radio stations, this growth was offset by a slight decrease at our Los Angeles radio properties. Operating expenses (excluding noncash employee compensation and depreciation and amortization) increased 4.0% to $5.6 million from $5.4 million for the same quarter last year primarily due to increases in selling, general and administrative expenses. Operating income decreased 5.5% to $7.9 million from $8.4 million for the same quarter of 2005. Adjusted EBITDA decreased $0.4 million or 4.6% from $8.7 to $8.3 million for the three months ended June 30, 2006 compared to the same period in 2005.

Results for the Six Months Ended June 30, 2006

Net revenues increased $4.6 million or 9.8% to $51.5 million from $46.9 million for the six months ended June 30, 2006 compared to the same period in 2005. This increase is primarily attributable to revenue growth of 19.8% at our television stations in California and Texas. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of broadcast licenses) increased 9.2% to $26.9 million in the first six months of 2006 versus $24.7 million for the same period in 2005. This growth in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house television programming and additional sales expenses and commissions associated with the growth in our revenue base. Adjusted EBITDA, for the first six months of 2006 increased by $2.3 million or 10.4% to $24.6 million for the six months ended June 30, 2006, from $22.3 million for the same period in 2005. Adjusted EBITDA margins increased slightly from 47.5% to 47.7%.

The Company recognized net income of $7.1 million for the six months ended June 30, 2006, compared to $8.2 million for the same period in 2005, a decrease of 13.4% or $1.1 million primarily due to an impairment charge to a broadcast license and higher programming, selling and general and administrative expenses.

Television division net revenues increased 19.8% to $27.7 million for the six months ended June 30, 2006 from $23.1 million for the same six month period last year. Operating expenses (excluding noncash employee compensation, depreciation and amortization, and impairment of a broadcast license) increased by $1.9 million or 13.3% to $16.2 million from $14.3 million for the same period last year. This growth in operating expenses can be primarily attributed to the additional costs associated with producing new programs not in production in 2005. Operating income rose by $0.8 million or 11.8% to $7.9 million from $7.1 million for the same period last year. Adjusted EBITDA for the six months ended June 30, 2006 rose by $2.7 million or 30.3% to $11.6 million from $8.9 million for the same six month period last year.

Radio division net revenues were unchanged at $23.8 million for the six months ended June 30, 2006 and June 30, 2005. Increases in revenue at our Houston radio cluster were offset by a slight decrease in our Los Angeles radio properties. Also, current period results are being compared to a strong prior year period in which radio revenues grew by 14.9%. Operating expenses (excluding noncash employee compensation and depreciation and amortization) increased by $0.4 million or 3.6% to $10.8 million from $10.4 million for the same period last year primarily due to increases in selling, general and administrative expenses. Operating income decreased $1.0 million or 8.0% to $11.7 million from $12.7 million for the same period in 2005. Adjusted EBITDA decreased $0.4 million or 2.8% from $13.4 to $13.0 million for the six months ended June 30, 2006 and 2005, respectively.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President of the Company said, “2006 has proven to be a great year for our company. We have experienced organic revenue growth in our business without the benefit of special events like the World Cup. In fact, our internally produced television programming has achieved improved ratings performance while competing with special World Cup programming on our competitors’ stations. Television revenues have benefited from a wider acceptance of our programming by advertisers and our product integration initiatives. Our radio group is proud to add KNOR-FM in Dallas-Fort Worth to our successful group of Spanish radio stations. While KNOR is not new to our company, it only recently went on the air from a new 2000 foot tower site with a Regional Mexican format. We are also excited to be adding five more radio stations to our mix of assets in Dallas-Fort Worth. Our pending acquisition of four FM and one AM station in Dallas-Fort Worth will allow us to expand our presence in this important, fast growing Hispanic market.”

Recent Developments

On August 2, 2006, two subsidiaries of LBI Media, Inc. entered into a definitive agreement to buy five Dallas radio stations from Entravision Communications Corporation for approximately $95 million. The stations include KTCY-FM, KZZA-FM, KZMP-FM, KZMP-AM and KBOC-FM. The purchase, which is subject to regulatory approvals, is expected to close in the fourth quarter of 2006. Upon closing of this transaction, LBI Media will own six radio stations and a full power television station in the Dallas-Fort Worth, Texas market.

Second Quarter 2006 Conference Call

The Company will host a conference call to discuss its financial results for the second quarter of 2006 on Monday, August 14, 2006 at 5:00 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 262-1292 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Second Quarter 2006 Results Conference Call.” The conference call will be recorded and made available for replay through Thursday, August 17, 2006. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 1112054.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns or will own, pending closing of the agreement to acquire five Dallas radio stations from Entravision Communications Corporation, twenty-one radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company.

The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$29,291	$26,404	$51,533	$46,941
Operating expenses:
Program and technical, exclusive of noncash employee compensation of $(94) and $(52) for the three months ended June 30, 2006 and 2005, respectively, and $(15) and $(127) for the six months ended June 30, 2006 and 2005, respectively, and depreciation and amortization shown below	4,937	4,440	9,438	8,562
Promotional, exclusive of depreciation and amortization shown below	501	682	838	959
Selling, general and administrative, exclusive of noncash employee compensation of $(67) and $(147) for the three months ended June 30, 2006 and 2005, respectively and $129 and $(366) for the six months ended June 30, 2006 and 2005, respectively, and depreciation and amortization shown below	8,527	7,471	16,654	14,895
Noncash employee compensation (benefit)	(161)	(199)	114	(493)
Depreciation and amortization	1,632	1,483	3,263	2,971
Impairment of broadcast licenses	1,600	—	1,600	—
Offering costs	—	246	—	246

Total operating expenses	17,036	14,123	31,907	27,140

Operating income	12,255	12,281	19,626	19,801
Interest expense	(6,226)	(5,913)	(12,412)	(11,652)
Interest and other income	28	35	58	65

Income before income taxes	6,057	6,403	7,272	8,214
(Provision) benefit for income taxes	(125)	17	(174)	(14)

Net income	$5,932	$6,420	$7,098	$8,200

Adjusted EBITDA (1)	$15,326	$13,566	$24,603	$22,279

Adjusted EBITDA Margin (2)	52.3%	51.4%	47.7%	47.5%

(1)	Refer to footnote (1) on Page 1

(2)	We define Adjusted EBITDA Margin as adjusted EBITDA divided by Net revenues.

The table set forth below reconciles net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands)
Net cash provided by operating activities	$8,093	$10,151	$8,794	$10,197
Add:
Income tax expense	125	(17)	174	14
Interest expense, net	6,198	5,878	12,354	11,587
Less:
Amortization of deferred financing costs	(197)	(199)	(395)	(397)
Offering costs		(247)		(247)
Accretion on senior discount notes
Provision for doubtful accounts	(276)	(249)	(483)	(444)
Changes in operating assets and liabilities:
Accounts receivable	4,677	3,107	3,253	1,882
Program rights	(208)	(7)	(424)	(152)
Amounts due from related parties	52	(780)	138	(639)
Prepaid expenses and other current assets	(193)	(227)	(55)	(319)
Employee advances	394	12	327	(6)
Accounts payable and accrued expenses	685	169	1,163	1,196
Accrued interest	(3,996)	(3,835)	(182)	(151)
Program rights payable		25		—
Other assets and liabilities	(28)	(215)	(61)	(242)

Adjusted EBITDA	$15,326	$13,566	$24,603	$22,279

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Radio division operating income	$7,893	$8,352	$11,727	$12,739
Depreciation	598	580	1,196	1,160
Noncash employee compensation	(161)	(199)	114	(493)

Radio division Adjusted EBITDA	$8,330	$8,733	$13,037	$13,406

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Television division operating income	$4,362	$3,929	$7,899	$7,062
Depreciation	1,034	904	2,067	1,811
Impairment of broadcast license	1,600	—	1,600	—

Radio division Adjusted EBITDA	$6,996	$4,833	$11,566	$8,873